UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2015

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-36254	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Indenture and the Notes

On June 15, 2015, Avid Technology, Inc. (the “Company”), issued $125.0 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2020 (the “Notes”), pursuant to an Indenture, dated as of June 15, 2015 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee, in an offering conducted in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company granted to the initial purchasers of the Notes an option to purchase from the Company, within 30 days, up to an additional $15.0 million aggregate principal amount of the Notes at the offering price less the initial purchasers’ discount. The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses, were $119.0 million, or $133.6 million if the initial purchasers exercise in full their option to purchase additional Notes. The Company used $11.0 million of the net proceeds of this offering to enter into the Capped Call Transaction (as defined below) and intends to use approximately $60.0 million of the net proceeds from the offering to fund the consideration for its pending acquisition of Orad Hi-Tech Ltd. The Company intends to use the remaining proceeds of the offering to (i) repurchase up to $9.0 million shares of common stock as described in greater detail under Item 8.01 below, (ii) potentially repay up to $18.4 million of outstanding borrowings under the Company’s senior secured revolving credit facilities and (iii) for working capital and other general corporate purposes.

The Notes will pay interest semi-annually on June 15 and December 15 of each year, beginning on December 15, 2015, at an annual rate of 2.00% and will mature on June 15, 2020 unless earlier converted or repurchased in accordance with their terms prior to such date. The Notes are convertible into cash, shares of the Company’s common stock (the “common stock”) or a combination of cash and shares of common stock, at the Company’s election, based on an initial conversion rate, subject to adjustment, of 45.5840 shares per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $21.94 per share, representing a conversion premium of approximately 35% above the $16.25 per share closing price of the common stock on June 9, 2015.

Holders of the Notes may convert all or a portion of their Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding December 15, 2019 only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on September 30, 2015 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of such period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described in the Indenture.

On or after December 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, regardless of the foregoing circumstances.

If the Company undergoes a “fundamental change,” as defined in the Indenture, prior to the maturity date of the Notes, holders may require the Company to repurchase for cash all or any portion of their Notes in principal amounts of $1,000, or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental repurchase date. In addition, if certain corporate events occur prior to the maturity date that constitute a “make-whole fundamental change,” as defined in the Indenture, the conversion rate will increase based on the date on which the corporate transaction becomes effective and the price paid (or deemed to be paid) per share of the common stock in such transaction. If the price of the common stock at the time of such a transaction is greater than

$75.00 per share or less than $16.25 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. As a result, in no event will the conversion rate per $1,000 principal amount of notes exceed 61.5384 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth in the Indenture.

The Indenture provides for customary events of default. If an event of default occurs and is continuing the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount of the Notes to be immediately due and payable. In addition, in certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice.

The Notes may be subject to additional interest at a rate equal to 0.50% per annum if (i) the Company fails to timely file any document or report that is required to be filed with the U.S. Securities and Exchange Commission or of the notes are not otherwise freely tradable by non-affiliates at any time during the six-month period that begins six months after the last date of original issuance of the Notes or (ii) the Notes have been outstanding for at least 365 days and are assigned a restricted CUSIP or otherwise cease to be freely tradable by non-affiliates.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to each of the Indenture and form of Note, which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Capped Call Transaction

In connection with the offering of the Notes, on June 9, 2015, the Company entered into a capped call transaction with Jefferies International (the “Option Counterparty”), which is an affiliate of one of the initial purchasers (the “Capped Call Transaction”). The capped call transaction is expected generally to reduce the potential dilution to the common stock and/or offset any cash payments the Company may be required to make in excess of the principal amount upon conversion of the Notes in the event that the market price per share of the common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes.

If, however, the market price per share of the common stock, as measured under the terms of the capped call transaction, exceeds the cap price of the capped call transaction, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, upon conversion of the Notes to the extent that such market price exceeds the cap price of the capped call transaction. The Company paid the Option Counterparty approximately $11.0 million for the capped call transaction. The Company may enter into one or more additional capped call transactions if the initial purchasers exercise their option to purchase up to an additional $15.0 million aggregate principal amount of the Notes.

Aside from the initial payment of a premium to the Option Counterparty, the Company will not be required to make any cash payments to the Option Counterparty or its affiliates upon the exercise of the options that are a part of the capped call transaction, but the Company will be entitled to receive from the Option Counterparty a number of shares of common stock and/or an amount of cash generally based on the amount by which the market price per share of the common stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction during the relevant valuation period under the capped call transaction.

The foregoing description of the Capped Call Transaction does not purport to be complete and is qualified in its entirety by reference to the base capped call transaction confirmation relating to the Capped Call Transaction, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference, on June 15, 2015, the Company issued $125.0 million aggregate principal amount of Notes to the initial purchasers in an offering conducted in accordance with Rule 144A under the Securities Act. The Notes were sold pursuant to a Purchase Agreement, dated June 9, 2015, among the Company and Jefferies LLC, as representative of the initial purchasers named on Schedule I thereto.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The initial purchasers then resold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes and the underlying common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration provided by Rule 144A.

Additional information pertaining to the Notes and the Company’s proceeds from the sale of the Notes is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events

In connection with the sale of the Notes, the Company adopted a stock repurchase program with authority to repurchase up to $9.0 million of common stock in open market or other transactions from time to time until September 6, 2015 using a portion of the proceeds of the offering of the Notes. To the extent the Company elects to enter into an additional capped call transaction in connection with the initial purchasers’ exercise of their option to purchase up to $15.0 million aggregate principal amount of additional notes, the Company will reduce by a corresponding amount the portion of the net proceeds of the offering that may be used to repurchase shares of common stock.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of June 15, 2015, between Avid Technology, Inc. and Wells Fargo Bank, National Association (including the form of 2.00% Convertible Senior Note due 2020)

4.2	Form of Note (included in Exhibit 4.1)

10.1
Base capped call transaction confirmation, dated as of June 9, 2015, by and between Jefferies International Limited and Avid Technology, Inc., in reference to the 2.00% Convertible Senior Notes due 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: June 15, 2015	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer